Exhibit 99.1

Monday January 4, 2010

Elixir Gaming Technologies to Present at 12th Annual ICR XChange on January 13, 2010

HONG KONG—(BUSINESS WIRE)—Elixir Gaming Technologies, Inc. (NYSE Amex: EGT) announced today that Chairman and Chief Executive Officer Clarence Chung and Senior Vice President Corporate Finance Traci Mangini will present at the 12th Annual ICR XChange at the St. Regis Monarch Beach Resort & Spa in Dana Point, California. The Company’s presentation will begin on Wednesday, January 13, 2010 at 4:20 p.m. PT and will be simultaneously webcast.

A link to the webcast as well as a complete copy of the presentation can be accessed by visiting www.elixirgaming.com (select “Investor Relations”).

About Elixir Gaming Technologies, Inc.

Elixir Gaming Technologies, Inc. (NYSE Amex: EGT) is a provider of gaming technology solutions. The Company secures long-term contracts to provide comprehensive turn-key solutions to 3, 4, and 5 star hotels and other well-located venues in Asia that seek to offer casino gaming products. The Company retains ownership of the gaming machines and systems and receives recurring daily fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance. The Company has established a strategic presence in the Asia Pacific region with a focus on the Philippines and Cambodia markets. For more information please visit www.elixirgaming.com.

Contact:

Elixir Gaming Technologies
Traci Mangini, SVP Corporate Finance
312/ 867-0848